EXHIBIT 23-D

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated May 6, 2011, relating to the financial statements of Master Sistemas Automotivos Ltda. as of December 31, 2010 and 2009 and January 1, 2009 and for the years ended December 31, 2010 and 2009 (which report expresses an unqualified opinion), appearing in Item 15 of Amendment No. 1 to the Annual Report on Form 10-K/A of Meritor, Inc. for the year ended October 3, 2010 in the following Registration Statements:

Form	Registration No.	Purpose
S-8	333-171713	Amended 2010 Long-Term Incentive Plan
S-8	333-164333	2010 Long-Term Incentive Plan

S-3	333-163233	Registration of common stock, preferred stock, warrants and guarantees of debt securities
S-8	333-141186	2007 Long-Term Incentive Plan
S-3	333-143615	Registration of convertible notes, guarantees and common stock

S-3	333-134409	Registration of convertible notes, guarantees and common stock
S-8	333-107913	Meritor, Inc. Savings Plan
S-8	333-123103	Meritor, Inc. Hourly Employees Saving Plan
S-3	333-58760	Registration of debt securities
S-8	333-49610	1997 Long-Term Incentives Plan
S-3	333-43118	Meritor, Inc. 1988 Stock Benefit Plan
S-3	333-43116	Meritor, Inc. 1998 Stock Benefit Plan
S-3	333-43112	Meritor, Inc. Employee Stock Benefit Plan
S-8	333-42012	Employee Stock Benefit Plan, 1988 Stock Benefit Plan, and 1998 Employee Stock Benefit Plan

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES
DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

Porto Alegre, Brazil
May 6, 2011